TRINET GROUP, INC.
AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

This Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) documents the terms and conditions of the cash and equity compensation that non-employee members of the Board of Directors (the “Board”, and the non-employee members of the Board, each a “Director”) of TriNet Group, Inc. (“TriNet”) may earn for their service on the Board. This Policy amends, restates and supersedes in its entirety any prior policies adopted by the Board or the Compensation and Human Capital Management Committee of the Board (the “Compensation Committee”) prior to the effective date of this Policy. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them under the TriNet Group, Inc. Amended and Restated 2019 Equity Incentive Plan or any successor thereto (the “Plan”).

Philosophy

This Policy is designed to attract and retain experienced, talented individuals to serve on the Board. The Board anticipates that the Compensation Committee will generally review Director compensation on an annual basis; provided, that the Board may, in its sole discretion, review and approve changes to Director compensation from time to time as the Board determines is appropriate. The Policy, as amended from time to time, may take into account, among other factors, the time commitment expected of Directors, best practices and market rates in director compensation, the economic position of TriNet, broader economic conditions, historical compensation structure, the advice of the compensation consultant(s) that the Compensation Committee or the Board may retain from time to time, and the potential dilutive effect of equity awards on TriNet’s stockholders.
Under this Policy, Directors receive cash compensation in the form of retainers to recognize their day-to-day contributions, the level of responsibility, as well as the necessary time commitment involved in serving in a leadership role and/or on committees. Directors also receive equity compensation because TriNet believes that stock ownership, in coordination with TriNet’s stock ownership guidelines, provides an incentive to act in ways that maximize long-term stockholder value. Further, TriNet believes that stock-based awards are essential to attracting and retaining talented Board members.

Eligible Directors

Only members of the Board who are not concurrently employees of TriNet are eligible for compensation under this Policy. Any Director may also decline compensation pursuant to the policy of their affiliated entity or for any other reason prior to the start of the period of service to which the compensation relates.

Annual Cash Compensation

All Directors will be entitled to annual cash compensation set forth below. The annual cash compensation is payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial quarters of service. All annual cash fees are vested upon payment

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	Annual Retainer (Chair)	Annual Retainer (non-Chair)
Board	$90,000	$60,000
Finance and Audit Committee	$40,000	$15,000
Compensation and Human Capital Management Committee	$30,000	$15,000
Nominating and Corporate Governance Committee	$20,000	$10,000
Risk Committee	$20,000	$10,000

Equity Compensation

Equity awards will be granted under the Plan and shall be subject to the terms of the Plan and any applicable award agreement in effect on the date of the grant. All equity awards granted under this Policy will be documented on the applicable form of equity award agreement most recently approved for use by the Board (or a duly authorized committee thereof) for Directors. As set forth in the Plan, the terms of the equity awards described in this Policy will be automatically adjusted upon certain changes in TriNet’s capitalization or similar corporate transactions as provided for under the Plan. To the extent there is any conflict between this Policy and the Plan, the Plan wi1l control.

1.Initial Grant: On the date of a Director’s initial election or appointment to the Board, the Director will be automatically, and without further action by the Board, granted restricted stock units (“RSUs”) with a target grant date value of $215,000 (or, $335,000, in the case of a new Director who is to serve as Chair of the Board upon their initial appointment) of TriNet’s common stock multiplied by a fraction, the numerator of which is the number of days that will elapse between the Director’s date of initial appointment or election and the first anniversary of the date of grant of the Company’s most recent Annual Grants (as defined below) and the denominator of which is 365 (the “Initial Grant”). The RSUs subject to each Initial Grant will vest as to 100% of the underlying Shares on the same date as the most recent Annual Grants become vested, subject to the Director not experiencing a Termination of Service (within the meaning of the Plan) through such date. A Director whose initial election or appointment falls in the same month as the date of the Annual Grant will not be eligible for an Initial Grant. A Director who served as an employee of TriNet or one of its subsidiaries during the one-year period immediately prior to their initial election or appointment to serve on the Board as a Director will not be eligible for an Initial Grant.
2.Annual Grant: Subject to Section 1, on the first trading date following the Company’s Annual Meeting of Stockholders, each person who is then serving as a Director will be automatically, and without further action by the Board, granted RSUs with a target grant date value of $215,000 (or $335,000, in the case of the Chair of the Board) of TriNet’s common stock (“Annual Grants”). The RSUs subject to each Annual Grant will vest as to 100% of the underlying Shares on the earlier of the 12-month anniversary of the date of grant and the trading date most closely preceding the date of the Company’s Annual Meeting of Stockholders for the year immediately following the date of grant (“Vesting Date”), provided that the Director has not experienced a Termination of Service as of the Vesting Date.
3.Vesting; Acceleration: Vesting of awards granted under this Policy will cease if the Director resigns from the Board or otherwise ceases to serve as a Director, unless the Compensation Committee or the Board determines that the circumstances warrant continued vesting or acceleration of vesting. All equity awards granted under this Policy will vest in full immediately prior to a Change in Control, subject to the Director remaining a Director of the Company as of the day prior to the closing of the Change in Control.
4.Number of Shares subject to RSUs. The number of Shares subject to any RSUs granted pursuant to this Policy will be determined based on the approved target dollar amount of the RSUs divided by the closing price of one Share of TriNet’s common stock, as quoted by the New York Stock Exchange, on the date of grant or, if the date of grant is not a trading day, the immediately preceding trading day, determined in accordance with the Plan, rounded up to the nearest whole Share.

Annual Maximum Remuneration

The maximum amount of compensation that may be received for services as a Director (including cash and equity compensation) is $750,000 for each calendar year. For purposes of the preceding sentence, the value of any equity compensation shall be determined as of the grant date in accordance with Accounting Standards Codification (ASC) Topic 718, or any successor thereto. The maximum amount stated herein covers all forms of cash, stock and other compensation (other than reimbursements for reasonable out-of-pocket expenses incurred in attending Board and committee meetings).

Expenses

The Company will reimburse Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings.